EXHIBIT 99.1
LGI Homes, Inc. Reports Record Fourth Quarter and Full Year 2020 Results and Releases 2021 Guidance
THE WOODLANDS, Texas, February 23, 2021 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced financial results for the fourth quarter and year ended December 31, 2020.
Fourth Quarter 2020 Highlights and Comparisons to Fourth Quarter 2019
•Net Income increased 110.3% to $136.4 million, or $5.45 Basic EPS and $5.34 Diluted EPS
•Adjusted Net Income* of $132.2 million, or $5.28 Adjusted Basic EPS* and $5.18 Adjusted Diluted EPS*
•Net Income Before Income Taxes increased 96.2% to $166.5 million
•Home Sales Revenues increased 48.2% to $897.4 million
•Home Closings increased 35.5% to 3,408 homes
•Average Sales Price Per Home Closed increased 9.3% to $263,321
•Gross Margin as a Percentage of Homes Sales Revenues increased 360 basis points to 27.1%
•Adjusted Gross Margin* as a Percentage of Home Sales Revenues increased 330 basis points to 28.8%
•Active Selling Communities at December 31, 2020 increased 9.4% to 116
Full Year 2020 Highlights and Comparisons to Full Year 2019
•Net Income increased 81.3% to $323.9 million, or $12.89 Basic EPS and $12.76 Diluted EPS
•Adjusted Net Income* of $294.2 million, or $11.70 Adjusted Basic EPS* and $11.59 Adjusted Diluted EPS*
•Net Income Before Income Taxes increased 58.7% to $367.8 million
•Home Sales Revenues increased 28.8% to $2.4 billion
•Home Closings increased 21.4% to 9,339 homes
•Average Sales Price Per Home Closed increased 6.1% to $253,553
•Gross Margin as a Percentage of Homes Sales Revenues increased 180 basis points to 25.5%
•Adjusted Gross Margin* as a Percentage of Home Sales Revenues increased 160 basis points to 27.4%
•Owned lots increased to 35,268 and Controlled lots increased to 26,236 for total Owned and Controlled lots of 61,504 at December 31, 2020
•Ending Backlog of 2,964 homes at December 31, 2020, an increase of 140.4%
•Ending Backlog Value of $775.5 million at December 31, 2020, an increase of 167.0%
*Non-GAAP
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Net Income and Adjusted Earnings Per Share (non-GAAP measures) to Net Income and Earnings Per Share, the most directly comparable GAAP measures, and Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.

Balance Sheet
•718,993 shares of common stock repurchased during the year ended December 31, 2020 at an average price per share of $66.84 for an aggregate amount of $48.1 million
•Total liquidity of $428.4 million at December 31, 2020 including cash and cash equivalents of $35.9 million and $392.5 million of availability under the Company’s revolving credit facility
•Net debt to capitalization of 30.6% at December 31, 2020, compared to 43.6% at December 31, 2019
Management Comments
“LGI Homes delivered another record-breaking quarter, capping off the best year in our Company’s history,” stated Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. “During the fourth quarter we closed 3,408 homes, an increase of over 35% year-over-year. For the full year, we closed a record-breaking 9,339 homes and generated approximately $2.4 billion in revenue making 2020 our seventh consecutive year of double-digit top line growth.
“Most importantly, we achieved this growth while delivering record profitability. During the year, we increased our industry-leading gross margin 180 basis points to 25.5% and our adjusted gross margin 160 basis points to 27.4%. Our full year pre-tax net income margin was 15.5% and our net income increased over 81% to $323.9 million. As a result of our strong performance throughout 2020, we reduced our net debt to capitalization ratio to 30.6% and increased our return on equity to 32.6%.”
Mr. Lipar concluded, “Our outstanding results are a testament to the talent and dedication of our people. Together we met the challenges of the past year and successfully delivered on our shared commitment to make our customers’ dream of homeownership a reality. Their dedication, passion and professionalism have positioned us to achieve our goals in 2021, deliver market leading returns for our shareholders and continue on our path to becoming a top five builder.”
2020 Fourth Quarter Results
Home closings during the fourth quarter of 2020 totaled 3,408, an increase of 35.5% from 2,515 home closings during the fourth quarter of 2019.
At the end of the fourth quarter, active selling communities increased to 116, up from 106 communities at the end of the fourth quarter of 2019.
Home sales revenues for the fourth quarter of 2020 were $897.4 million, an increase of $291.7 million, or 48.2%, over the fourth quarter of 2019. The increase in home sales revenues is primarily due to a 35.5% increase in homes closed, a 9% increase in average community count and an increase in the average sales price per home closed during the fourth quarter of 2020.
The average sales price per home closed for the fourth quarter of 2020 was $263,321, an increase of $22,506, or 9.3%, over the fourth quarter of 2019. This increase in the average sales price per home closed was primarily due to a favorable pricing environment, higher price points in certain new markets and changes in product mix.
Gross margin as a percentage of home sales revenues for the fourth quarter of 2020 was 27.1% as compared to 23.5% for the fourth quarter of 2019. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the fourth quarter of 2020 was 28.8% as compared to 25.5% for the fourth quarter of 2019. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues was primarily driven by a favorable pricing environment, operating leverage obtained and product mix in the fourth quarter of 2020 as compared to the fourth quarter of 2019. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the fourth quarter of 2020 was $136.4 million, or $5.45 per basic share and $5.34 per diluted share, an increase of $71.6 million, or 110.3%, from $64.9 million, or $2.69 per basic share and $2.52 per diluted share, for the fourth quarter of 2019. The increase in net income is primarily attributed to operating leverage realized from the increase in home sales revenues, higher average sales price per home closed during the fourth quarter of 2020 as compared to the fourth quarter of 2019, as well as $8.3 million of federal energy efficient homes tax credits recognized during the fourth quarter of 2020.
Full Year 2020 Results
Home closings for the year ended December 31, 2020 totaled 9,339, an increase of 21.4%, from 7,690 home closings during the year ended December 31, 2019.
Home sales revenues for the year ended December 31, 2020 were $2.4 billion, an increase of $529.8 million, or 28.8%, over the year ended December 31, 2019. The increase in home sales revenues is primarily due to a 21.4% increase in homes closed, a 16.8% increase in average community count and an increase in the average sales price per home closed during the year ended December 31, 2020.
The average sales price per home closed for the year ended December 31, 2020 was $253,553, an increase of $14,521, or 6.1%, over the year ended December 31, 2019. This increase in the average sales price per home closed was primarily due to a favorable pricing environment, increased closings at higher price points in certain markets and changes in product mix.
Gross margin as a percentage of home sales revenues for the year ended December 31, 2020 was 25.5% as compared to 23.7% for the year ended December 31, 2019. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the year ended December 31, 2020 was 27.4% as compared to 25.8% for the year ended December 31, 2019. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to an increase in homes closed with a higher average sales price per home closed, which was primarily driven by a favorable pricing environment, operating leverage obtained and product mix, partially offset by an increase in wholesale home closings as a percentage of total home closings in the year ended December 31, 2020 as compared to the year ended December 31, 2019. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the year ended December 31, 2020 was $323.9 million, or $12.89 per basic share and $12.76 per diluted share, an increase of $145.3 million, or 81.3%, from $178.6 million, or $7.70 per basic share and $7.02 per diluted share, for the year ended December 31, 2019. The increase in net income is primarily due to overall stronger gross margins driven by the 28.8% increase in home sales revenues, 6.1% higher average sales price per home closed during the year ended December 31, 2020 as compared to the year ended December 31, 2019 and $41.2 million of tax benefits relating to the federal energy efficient homes tax credits recognized during the year ended December 31, 2020.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company is providing the following guidance for the full year 2021. The Company believes:
•Home closings will be between 9,200 and 9,800
•Active selling communities at the end of 2021 will be between 112 and 120
•Average sales price per home closed will be between $260,000 and $270,000
•Gross margin as a percentage of home sales revenues will be between 24.0% and 26.0%
•Adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be between 26.0% and 28.0% with capitalized interest accounting for substantially all the difference between gross margin and adjusted gross margin
•SG&A as a percentage of home sales revenues will be between 10.3% and 10.8%
•Effective tax rate for 2021 will be between 21.5% and 22.5%
This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2021 are similar to those experienced to date in 2021 and that the average sales price per home closed, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2021 are consistent with the Company’s recent experience. In addition, this outlook assumes that governmental regulations relating to land development, home construction and COVID-19 are similar to those currently in place.

Any further COVID-19 governmental restrictions on land development, home construction or home sales could negatively impact the Company’s ability to achieve this guidance.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, February 23, 2021 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.lgihomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the Earnings Call webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, and using conference ID “1655901”.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada, West Virginia, Virginia and Pennsylvania. Since 2018, LGI Homes has been ranked as the 10th largest residential builder in the United States based on units closed. The Company has a notable legacy of more than 17 years of homebuilding operations, over which time it has closed more than 45,000 homes. For more information about the Company and its new home developments, please visit the Company’s website at www.lgihomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2021 home closings, year-end active selling communities, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of homes sales revenues, average sales price per home closed, SG&A as a percentage of home sales revenues, effective tax rate, and the impact of the COVID-19 pandemic and its effect on the Company, its business, customers, subcontractors, suppliers and its markets, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, the “Risk Factors” and “Cautionary Statement about Forward-Looking Statements” sections in each of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and subsequent filings by the Company with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 when it is filed with the SEC. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$35,942	$38,345
Accounts receivable	115,939	56,390
Real estate inventory	1,569,489	1,499,624
Pre-acquisition costs and deposits	37,213	37,244
Property and equipment, net	3,618	1,632
Other assets	44,882	16,241
Deferred tax assets, net	6,986	4,621
Goodwill	12,018	12,018
Total assets	$1,826,087	$1,666,115

LIABILITIES AND EQUITY
Accounts payable	$13,676	$12,495
Accrued expenses and other liabilities	135,008	117,868
Notes payable	538,398	690,559
Total liabilities	687,082	820,922

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 26,741,554 shares issued and 24,983,561 shares outstanding as of December 31, 2020 and 26,398,409 shares issued and 25,359,409 shares outstanding as of December 31, 2019	267	264
Additional paid-in capital	270,598	252,603
Retained earnings	934,277	610,382
Treasury stock, at cost, 1,757,993 shares and 1,039,000 shares, respectively	(66,137)	(18,056)
Total equity	1,139,005	845,193
Total liabilities and equity	$1,826,087	$1,666,115

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Home sales revenues	$897,398	$605,649	$2,367,929	$1,838,154

Cost of sales	654,069	463,435	1,764,832	1,401,675
Selling expenses	50,173	37,395	148,366	131,561
General and administrative	27,599	20,822	90,021	77,380
Operating income	165,557	83,997	364,710	227,538
Loss on extinguishment of debt	—	—	—	169
Other income, net	(991)	(874)	(3,139)	(4,463)
Net income before income taxes	166,548	84,871	367,849	231,832
Income tax provision	30,120	20,001	43,954	53,224
Net income	136,428	$64,870	$323,895	$178,608
Earnings per share:
Basic	$5.45	$2.69	$12.89	$7.70
Diluted	$5.34	$2.52	$12.76	$7.02

Weighted average shares outstanding:
Basic	25,054,454	24,143,124	25,135,077	23,191,595
Diluted	25,531,968	25,718,111	25,380,560	25,430,841

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has provided information in this press release relating to adjusted gross margin, adjusted net income, and adjusted earnings per share.
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Home sales revenues	$897,398	$605,649	$2,367,929	$1,838,154
Cost of sales	654,069	463,435	1,764,832	1,401,675
Gross margin	243,329	142,214	603,097	436,479
Capitalized interest charged to cost of sales	13,603	11,336	40,381	35,230
Purchase accounting adjustments (1)	1,601	1,067	4,872	3,324
Adjusted gross margin	$258,533	$154,617	$648,350	$475,033
Gross margin % (2)	27.1%	23.5%	25.5%	23.7%
Adjusted gross margin % (2)	28.8%	25.5%	27.4%	25.8%

(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of home sales revenues.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. The Company defines adjusted net income as net income less the retroactive federal energy efficient homes tax credits and adjusted earnings per share as adjusted net income divided by weighted average shares outstanding. Management believes that the presentation of adjusted net income and adjusted earnings per share provides useful information to investors because such measures isolate the impact that material retroactive tax adjustments have on net income and earnings per share. However, because adjusted net income and adjusted earnings per share information excludes the retroactive federal energy efficient homes tax credits, which have real economic effects and could impact results, the utility of adjusted net income and adjusted earnings per share as measures of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted net income and adjusted earnings per share in the same manner that the Company does. Accordingly, adjusted net income and adjusted earnings per share information should be considered only as a supplement to net income and earnings per share information as measures of the Company’s performance.

The following table reconciles adjusted net income and adjusted earnings per share to net income and earnings per share, respectively, which are the GAAP measures that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Numerator (in thousands):
Net income (Numerator for basic and diluted earnings per share)	$136,428	$64,870	$323,895	$178,608
Retroactive federal energy efficient homes tax credits	4,219	—	29,703	—
Adjusted net income (Numerator for adjusted basic and diluted earnings per share)	$132,209	$64,870	$294,192	$178,608
Denominator:
Basic weighted average shares outstanding	25,054,454	24,143,124	25,135,077	23,191,595
Diluted weighted average shares outstanding	25,531,968	25,718,111	25,380,560	25,430,841

Basic earnings per share	$5.45	$2.69	$12.89	$7.70
Diluted earnings per share	$5.34	$2.52	$12.76	$7.02

Adjusted basic earnings per share	$5.28	$2.69	$11.70	$7.70
Adjusted diluted earnings per share	$5.18	$2.52	$11.59	$7.02

Home Sales Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended December 31, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$329,767	1,354	$243,550	37.0	12.2
Southeast	212,071	870	243,760	32.0	9.1
Northwest	140,068	345	405,994	12.4	9.3
West	104,118	351	296,632	13.0	9.0
Florida	111,374	488	228,225	19.3	8.4
Total	$897,398	3,408	$263,321	113.7	10.0

	Three Months Ended December 31, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$217,030	962	$225,603	32.6	9.8
Southeast	126,131	582	216,720	28.6	6.8
Northwest	96,802	260	372,315	13.7	6.3
West	96,993	389	249,339	13.7	9.5
Florida	68,693	322	213,332	15.7	6.9
Total	$605,649	2,515	$240,815	104.3	8.0

	Year Ended December 31, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$850,375	3,654	$232,724	34.6	8.8
Southeast	559,226	2,382	234,772	33.5	5.9
Northwest	389,523	1,000	389,523	11.9	7.0
West	286,130	1,043	274,334	13.9	6.2
Florida	282,675	1,260	224,345	18.0	5.8
Total	$2,367,929	9,339	$253,553	111.9	7.0

	Year Ended December 31, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$724,981	3,304	$219,425	33.0	8.3
Southeast	347,817	1,592	218,478	24.5	5.4
Northwest	304,294	827	367,949	12.4	5.6
West	271,186	1,056	256,805	12.8	6.9
Florida	189,876	911	208,426	13.1	5.8
Total	$1,838,154	7,690	$239,032	95.8	6.7

Owned and Controlled Lots
The table below shows (i) home closings by reportable segment for the year ended December 31, 2020 and (ii) the Company’s owned or controlled lots by reportable segment as of December 31, 2020.

	Year Ended December 31, 2020	As of December 31, 2020
Reportable Segment	Home Closings	Owned (1)	Controlled	Total
Central	3,654	16,124	10,739	26,863
Southeast	2,382	10,376	6,992	17,368
Northwest	1,000	3,036	3,183	6,219
West	1,043	3,133	3,092	6,225
Florida	1,260	2,599	2,230	4,829
Total	9,339	35,268	26,236	61,504
(1)Of the 35,268 owned lots as of December 31, 2020, 22,132 were raw/under development lots and 13,136 were finished lots.
Backlog Data
As of the dates set forth below, the Company’s net orders, cancellation rate, and ending backlog homes and value were as follows (dollars in thousands, unaudited):

	Year Ended December 31,
	2020 (4)	2019 (5)	2018 (6)
Net orders (1)	11,070	8,299	6,320
Cancellation rate (2)	21.6%	20.6%	24.2%
Ending backlog - homes (3)	2,964	1,233	624
Ending backlog - value (3)	$775,468	$290,438	$156,109
(1)Net orders are new (gross) orders for the purchase of homes during the period, less cancellations of existing purchase contracts during the period.
(2)Cancellation rate for a period is the total number of purchase contracts cancelled during the period divided by the total new (gross) orders for the purchase of homes during the period.
(3)Ending backlog consists of homes at the end of the period that are under a purchase contract that has been signed by homebuyers who have met the Company’s preliminary financing criteria but have not yet closed and wholesale contracts for which vertical construction is generally set to occur within the next six to twelve months. Ending backlog is valued at the contract amount.
(4)As of December 31, 2020, the Company had 1,139 units related to bulk sales agreements associated with its wholesale business.
(5)As of December 31, 2019, the Company had 481 units related to bulk sales agreements associated with its wholesale business, of which 117 units and values are not included in the table above.
(6)As of December 31, 2018, the Company had 163 units related to bulk sales agreements associated with its wholesale business, of which 92 units and values are not included in the table above.

CONTACT:
Joshua D. Fattor
Vice President of Investor Relations
(281) 210-2619
investorrelations@lgihomes.com